Free Writing Prospectus
Filed Pursuant to Rule 433
Reg. Statement No. 333-150143
May 27, 2008
RE: 2008 capital increase, shareholders holding physical certificates or direct registration statements via the Direct Registration System (DRS)
Dear UBS Registered Shareowner:
At the General Meeting held on April 23, 2008, the shareholders of UBS AG approved the proposal of the Board of Directors to increase the share capital by the issuance of new registered shares by way of a rights offering with subscription rights allotted to existing shareholders.
Therefore, each share held after the close of business on May 26, 2008 has been allotted one subscription right. Twenty (20) subscription rights will grant the holders thereof the right to subscribe for seven (7) new shares of UBS AG at the subscription price of CHF 21.00 per share which currently corresponds to USD 20.39 per share. On May 21, 2008, the closing price of UBS AG shares on the New York Stock Exchange was USD 29.34 per share.
If you wish to subscribe for the new shares, please complete the enclosed subscription form and send it to Mellon Bank, N.A., Subscription Agent, along with the required payment at the latest by June 5, 2008, 5 p.m. (New York time, arriving). The payment for the subscription price has to arrive at the latest by 5:00.p.m. the same day. Please note that as a US holder, you are required to transfer USD 22.43 per new share you wish to subscribe for. This represents an excess of 10% over the current USD equivalent amount of USD 20.39 of the CHF denominated subscription price of CHF 21.00. The 10% difference is to cover potential fluctuations in the CHF/USD exchange rate until settlement (expected on or around June 17, 2008) at the then prevailing CHF/USD exchange rate, and any eventual excess payment will be refunded in the manner described in the process supplement.
If you do not validly exercise your subscription rights by June 5, 2008, Mellon Bank, N.A. shall report these unsubscribed rights to UBS AG which will sell your subscription rights on your behalf on June 9, 2008 on SWX Europe Limited at the opening price. The proceeds of the sale will be mailed to you on or around June 17, 2008 via a U.S bank check.
If you have any questions, please contact the Information Agent, Mellon Investor Services LLC, at 1 - 877 - 279 - 4317

UBS, AG
Details of the Capital increase

Subscription rights	For every registered share of UBS AG, held on May 26, 2008 after close of business, you will receive 1 subscription right.

Subscription ratio	20 subscription rights entitle you to subscribe for 7 new registered shares of UBS AG.

Please note that you may only exercise 20 subscription rights or an integral multiple thereof. Rights in excess of the nearest integral multiple of the subscription ratio will be reported by Mellon Investor Services to UBS AG, which will sell your subscription rights on your behalf on June 9, 2008 on SWX Europe Limited at the opening price. The proceeds will be credited to you on or around June 17, 2008.

USD Subscription price	CHF 21.00 per ordinary share subscribed for. Payment of the cash subscription price by recipients of this form is to be made only via payment of USD 22.43 per new ordinary share registered, representing an excess of 10% over the USD equivalent amount of the USD 20.39 of the CHF denominated subscription price of CHF 21.00. Any eventual excess payment will be refunded in the manner described in the prospectus supplement.

Subscription period	May 27, 2008 until June 5, 2008, 5 p.m. (New York time, arriving), for all physical certificate holders and direct registration statement holders.

Rights trading	No arrangement has been made for the sale or purchase rights by shareholders holding ordinary shares in the form of physical share certificates or via DRS.

Booking and delivery of new shares	If you validly exercise your subscription rights, the new shares allotted to you are expected to be registered in the UBS Share Register on June 17, 2008 by Mellon Investor Services. The

physical share certificate or direct registration statement for the number of new shares will be sent to you on or around June 19, 2008.

Dividend	The new ordinary shares will be fully fungible and rank pari passu with the existing ordinary shares. As such, they will be entitled to any distributions declared after the closing date, including any dividends, if declared, for the financial year ending December 31, 2008.
This issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, and underwriters or any dealer participating in offering will arrange to send you the prospectus if you request it by calling UBS AG at 011 41-44-236-6770 or, if you are calling from the United States of America, by calling 1- 877-279-4317.

UBS AG SUBSCRIPTION FORM
THIS LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

UBS AG (the “Company”) is distributing tradable subscription rights (the “Rights”) as part of a rights offering (the “Rights Offering”) to shareholders holding ordinary share held at the close of business on May 26, 2008 (the “Record Date”). Shareholders will be allotted one subscription right for each existing share held as of the Record Date. Shareholders may purchase 7 new ordinary shares of the Company (a “Share”) for every 20 (the “Basic Subscription Privilege”) at a cash subscription price of CHF 21.00 per ordinary share subscribed. Payment of the cash subscription price by recipients of this form is to be made only via payment of USD 22.43 per new ordinary share registered, representing an excess of 10% over the U.S. dollar equivalent (as of May 21, 2008) of the Swiss franc subscription price. Any excess of the U.S. dollar equivalent paid over the actual U.S. dollar equivalent of the Swiss franc subscription price at the date of conversion will be refunded by Mellon Investor Services (acting on behalf of Mellon Bank, N.A.)
Shareholders who hold their shares via physical share certificate or Direct Registration Statement (“DRS”) (“Registered Shareholder”) must return this form and payment to Mellon Bank, N.A. by 5 p.m. (New York time) on June 5, 2008. If a Registered Shareholder does not validly exercise their Rights by submitting a properly completed form and payment, their Rights will be sold on June 9, 2008 at the opening price in Switzerland and the proceeds of the sale will be mailed to the Registered Shareholder on or around June 17, 2008 via a U.S. bank check.
For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus dated May 23, 2008 (the “Prospectus”).
The undersigned hereby irrevocably subscribes for the number of ordinary shares indicated on this form upon the terms and conditions specified in the Prospectus relating thereto. Receipt of the Prospectus is hereby acknowledged.

Œ	Signature: This form must be signed by the registered holder(s) exactly as their name(s) appears on the certificate(s) or by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith.

X

Signature of Stockholder	Date	Daytime Telephone #

X

Signature of Stockholder	Date	Daytime Telephone #

	SUBSTITUTE FORM W-9

PLEASE CERTIFY YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER BY SIGNING BELOW.

If the Taxpayer ID Number printed above is INCORRECT OR if the space is BLANK write in the CORRECT number here.	—▶

Under penalties of perjury. I certify that:
1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. person (including a U.S. resident alien).
Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

Signature:	Date:

SEE INSTRUCTIONS ON THE REVERSE SIDE

Ž☐	BASIC SHARES TO SUBSCRIBE

WHOLE SHARES

☐	RIGHTS OFFER FOR SALE

WHOLE RIGHTS

ENCLOSED IS MY CHECK FOR $

	Please complete the back if you would like to transfer ownership or request special mailing.

H8929J150

CUSIP NUMBER

BASIC SHARES TO SUBSCRIBE	RIGHTS	RECORD DATE SHARES
UBS AG
SUBSCRIPTION FOR RIGHTS OFFERING
RECORD DATE
A.	Number of Shares subscribed for through the basic subscription privilege (Rights may be exercised only in integral multiples of 20): Shares

B.	Total Subscription Price (line A multiplied by $22.43): $

C.	Method of Payment: Certified or Cashier’s check or money order payable to Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A.)

HOW TO CONTACT MELLON INVESTOR SERVICES
By Telephone — 9 a.m. to 6 p.m. New York Time, Monday through Friday, except for bank holidays:
From within the U.S., Canada or Puerto Rico
1-877-279-4317 (Toll Free)
From outside the U.S.
1-201-680-6579 (Collect)
SUBSCRIPTION TO PURCHASE SHARES OF UBS AG
RETURN TO: MELLON BANK, N.A. C/O MELLON INVESTOR SERVICES LLC
WHERE TO FORWARD YOUR TRANSMITTAL MATERIALS

By Mail:	By Overnight Courier or By Hand:

Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Corporate Action Dept., 27th Floor	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ 07310

‘		’
Special Transfer Instructions		Special Mailing Instructions

If you want your UBS stock and any refund check to be issued in another name, fill in this section with the information for the new account name.	Signature Guarantee Medallion	Fill in ONLY if mailing to someone other than the undersigned or to the undersigned at an address other than that shown on the front of this card.
Mail certificate(s) and check(s) to:

Name (Please Print First, Middle & Last Name)	(Title of Officer Signing this Guarantee)	Name (Please Print First, Middle & Last Name)

Address (Number and Street)	(Name of Guarantor — Please Print)	Address (Number and Street)

(City, State & Zip Code)	(Address of Guarantor Firm)

(Tax Identification or Social Security Number)		(City, State & Zip Code)

COMPLETE ALL APPLICABLE SECTIONS OF THIS FORM USING THE INSTRUCTIONS BELOW.

Œ	Sign and date Box 1 and include your day time phone number.


PLEASE SIGN IN BOX 2 TO CERTIFY YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER if you are a U.S. Taxpayer. If the Taxpayer ID or Social Security Number is incorrect or blank, write the corrected number in Box 2 and sign to certify. Please note that Mellon Investor Services may withhold 28% of your proceeds as required by the IRS if the Taxpayer ID or Social Security Number is not certified on our records. If you are a non - U.S. Taxpayer, please complete and return form W-8BEN.

Ž	Place an ☒ in the box and fill in the number of whole shares you wish to subscribe for under your basic subscription privileges.

	Place an ☒ in the box and fill in the number of your unexercised rights you wish to offer for sale in Switzerland.

	Rights card and calculation section for determining your basic subscription privileges.

‘	If you want your UBS stock and any refund check to be issued in another name, complete the Special Transfer Instructions in Box 6. Signature(s) in Box 6 must be medallion guaranteed.

’	Fill in Box 7 if, mailing to someone other than the undersigned or to the undersigned at an address other than that shown on the front of this card.

REGISTERED HOLDERS MUST EXERCISE THEIR RIGHTS BY 5 P.M. (NEW YORK TIME) JUNE 5, 2008. IF A REGISTERED HOLDER DOES NOT VALIDLY EXERCISE THEIR RIGHTS BY SUBMITTING A PROPERLY COMPLETED FORM AND PAYMENT, THEIR RIGHTS WILL BE SOLD ON JUNE 9, 2008 AT THE OPENING PRICE IN SWITZERLAND AND THE PROCEEDS OF THE SALE WILL BE MAILED TO THEM ON OR AROUND 17 JUNE, 2008 VIA A U.S BANK CHECK.
THIS RIGHTS OFFERING EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 10, 2008 AND RIGHTS ARE VOID THEREAFTER.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS AG at 011 41-44-236-6770 or, if you are calling from the United States of America, by calling toll-free 1-877-279-4317.